ALPINE EQUITY TRUST

AMENDMENT NO. 2

AMENDED AND RESTATED CUSTODY AGREEMENT

THIS AMENDMENT dated as of  September 22, 2008, to the Amended and Restated Custody Agreement, dated as of December 1, 2003 (the “Agreement”), is entered into by and between Alpine Equity Trust, a Delaware business trust (the “Trust”), and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Trust desires to amend the Agreement to add funds; and

WHEREAS, Article XIV, Section 14.4 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the Trust and the Custodian agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPINE EQUITY TRUST	U.S. BANK, N.A.

By: /s/ Samuel A. Lieber	By: /s/ Michael R. McVoy

Name: Samuel A. Lieber	Name: Michael R. McVoy

Title: President	Title: Vice President

Exhibit C
to the
Alpine Equity Trust Custody Agreement

Separate Series of Alpine Equity Trust

Name of Series	Date Added to Trust

Alpine U.S. Real Estate Equity Fund	9/1/1993
Alpine International Real Estate Equity Fund	2/1/1989
Alpine Realty Income & Growth Fund	12/29/1998
Alpine Global Infrastructure Fund	on or after 9/30/2008
Alpine Emerging Markets Real Estate Fund	on or after 9/30/2008

Fee Schedule:

Annual Minimum Fee for entire Alpine Fund Complex (Alpine Equity Trust, Alpine Series Trust and Alpine Income Trust) for Fund Accounting, Fund Admininstration, Transfer Agency and Custody services of $550,000 per year.

Annual custody fee based upon market value of the entire Alpine Equity and Series Trusts:

1.0 basis point on first $2 Billion
0.5 basis point on Net Assets over $2 Billion